UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2020

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38602	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK		73114
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered pursuant to Section 12(b) of the Act:

Title of each class	Ticker symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	CHAP	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.03 Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

As previously disclosed, Chaparral Energy, Inc. (the “Company”) is party to that certain Tenth Amended and Restated Credit Agreement, dated December 21, 2017 (as amended, supplemented or otherwise modified, the “Credit Agreement”), with certain lenders.

As of March 31, 2020, the Company had a borrowing base of $325 million under the Credit Agreement, with $160 million outstanding thereunder. On that date, the Company had $26.9 million of cash and cash equivalents. Furthermore, the Company’s commodity derivatives portfolio continues to be a significant asset with a mark-to-market value of approximately $47.4 million, as of April 3, 2020.

On April 2, 2020, the Company provided notice to the lenders to borrow $90 million under the Credit Agreement (the “Borrowing”). The Borrowing was made by the Company as a precautionary measure in order to increase its cash position. That, along with reduced capital spending and the protections afforded by the derivatives portfolio described above, provide for flexibility in the current challenging business environment and associated uncertainties. This challenging environment and these uncertainties are linked to a sudden increase in global supply of oil coinciding with an abrupt drop in global demand for oil and natural gas, resulting in low commodity prices and volatility in the capital markets, generally.

After receipt of the Borrowing proceeds, the Company’s total debt under the Credit Agreement increased to $250 million, while its total cash on hand increased to $109.9 million. All amounts drawn under the Credit Agreement may be used for working capital, general corporate or other purposes permitted by the Credit Agreement.

During the evening of April 2, 2020, the lenders notified the Company that the lenders had exercised their right to make an interim redetermination of the Company’s borrowing base. The lenders’ redetermination notice stated that the Company’s borrowing base was decreased from $325 million to $175 million, effective April 3, 2020.

As a result of this borrowing base redetermination, the Borrowing, once funded, created a borrowing base deficiency in the amount of $75 million under the Credit Agreement (the “Borrowing Base Deficiency”). The Company will be required to notify the administrative agent for the Credit Facility on or before April 16, 2020, of the action that the Company proposes to take to eliminate such Borrowing Base Deficiency, which action may include repaying the amount of the Borrowing Base Deficiency in six equal monthly installments, with the first payment of $12.5 million expected to occur on or before May 2, 2020. No premium or penalty would be charged with respect to those repayments. If the Company is unable to repay the amount of the Borrowing Base Deficiency within the time period required under the Credit Agreement, an event of default would occur under the Credit Agreement.

The material terms of the Credit Agreement are described under Note 8 – Debt of the Notes to the Consolidated Financial Statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the Securities and Exchange Commission on March 12, 2020, and which description is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHAPARRAL ENERGY, INC.

Dated: April 6, 2020	By:	/s/ Scott Pittman
	Name:	Scott Pittman
	Title:	Chief Financial Officer and Senior Vice President